Exhibit 3.1

STATEMENT OF RESOLUTION ESTABLISHING SERIES

OF SHARES DESIGNATED

SERIES B CONTINGENT CONVERTIBLE PREFERRED STOCK

OF CONTANGO OIL & GAS COMPANY

Pursuant to Section 21.155 and Section 21.156 of the Texas Business Organizations Code (the “Code”):

CONTANGO OIL & GAS COMPANY, a Texas corporation (the “Corporation”), certifies that pursuant to the authority contained in Article IV of its Amended and Restated Certificate of Formation (the “Certificate of Formation”), and in accordance with the provisions of Section 21.155 and Section 21.156 of the Code, the Board of Directors of the Corporation (the “Board”) duly approved and adopted on October 30, 2019, the following resolution creating and providing for the establishment and issuance of a series of shares of Series B Preferred Stock (defined below) as hereinafter described, providing for the designations, preferences, limitations and relative rights, voting, redemption and other rights thereof and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Formation, all in accordance with the provisions of Section 21.155 and Section 21.156 of the Code, which resolution remains in full force and effect on the date hereof:

RESOLVED, that the rights, powers and preferences, and the qualifications, limitations and restrictions, of the Series B Contingent Convertible Preferred Stock as set forth in the Statement of Resolution are hereby approved and adopted by the Board and the Series B Contingent Convertible Preferred Stock is hereby authorized out of the Corporation’s authorized preferred stock, par value $0.04 per share; and the form, terms and provisions of the Statement of Resolution are hereby approved, adopted, ratified and confirmed in all respects as follows:

Section 1. Designation and Amount; Ranking.

(a) The shares of such series shall be designated the “Series B Contingent Convertible Preferred Stock” (the “Series B Preferred Stock”).

(b) Each share of Series B Preferred Stock shall be identical in all respects with the other shares of Series B Preferred Stock.

(c) The authorized number of shares of Series B Preferred Stock shall initially be 1,102,838, which number may from time to time be increased or decreased by resolution of the Board as permitted by the Code.

(d) For purposes of this Statement of Resolution, “Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person. The Series B Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, winding-up or dissolution of the Corporation, rank:

(i) senior to any class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Junior Stock”);

(ii) on parity with: (A) the Common Stock, par value $0.04 per share, of the Corporation (“Common Stock”), (B) the Series A Contingent Convertible Preferred Stock, par value $0.04 per share, of the Corporation (“Series A Preferred Stock”), and (C) any class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Parity Stock”); and

(iii) junior to any class or series of Capital Stock of the Corporation (other than Common Stock), the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Corporation (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such Capital Stock, the “Senior Stock”).

Section 2. Definitions.

For purposes of this Statement of Resolution, the following terms have meanings set forth in the Section indicated:

Term	Section
Board	Preamble
Business Day	Section 11(c)
Capital Stock	Section 1(d)
Certificate of Formation	Preamble
Code	Preamble
Common Stock	Section 1(d)(ii)
Conversion Ratio	Section 8(a)
Conversion Requirements	Section 8(a)
Corporation	Preamble
Junior Stock	Section 1(d)(i)
Liquidation	Section 4(a)
Liquidation Distribution	Section 4(a)
National Securities Exchange	Section 8(a)
Original Issue Date	Section 3(a)
Original Issue Price	Section 3(a)
Parity Stock	Section 1(d)(ii)
Transfer Agent	Section 7(b)
Senior Stock	Section 1(d)(iii)
Series A Preferred Stock	Section 1(d)(ii)
Series B Preferred Stock	Section 1(a)

Section 3. Dividends.

(a) Holders of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board and declared by the Corporation, out of funds that are legally available therefor, cash dividends of ten percent (10%) of the Original Issue Price per annum on each outstanding share of Series B Preferred Stock. Such dividends shall accrue from the first anniversary of the Original Issue Date of the Series B Preferred Stock and shall cease to accrue on the date immediately preceding the date on which the Conversion Requirements described in Section 8 are satisfied. The “Original Issue Price” means $2.00 per share (as adjusted for any stock split, combination or similar event or transaction directly affecting the Series B Preferred Stock but not by any accrued dividends). The “Original Issue Date” means November 1, 2019.

(b) Following the first anniversary of the Original Issue Date, dividends pursuant to this Section 3 shall be payable quarterly in cash, on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2020, when, as and if declared by the Board, until the time at which the Conversion Requirements are satisfied; provided, however, that when the Series B Preferred Stock is no longer outstanding, no dividends shall be payable to the holders of the Series B Preferred Stock or the holders of the Common Stock into which the Series B Preferred Stock converts. Payments of any dividends pursuant to this Section 3 shall be payable only if the Corporation has surplus income and such payment is permissible under the Corporation’s debt instruments then in effect.

(c) No dividends or distributions shall be paid with respect to the Common Stock (i) prior to the holders of the Series B Preferred Stock having received all accrued but unpaid dividends on the Series B Preferred Stock or (ii) unless and until all shares of Series B Preferred Stock have been converted to shares of Common Stock.

(d) Holders of Series B Preferred Stock shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Common Stock as if the Series B Preferred Stock were converted into shares of Common Stock as of the record date for such dividend or distribution at the Conversion Ratio.

Section 4. Liquidation.

(a) Prior to conversion pursuant to Section 8, in the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive, in respect of any shares of Series B Preferred Stock held by them, out of assets of the Corporation available for distribution to shareholders of the Corporation or their assignees, and subject to the rights of any outstanding shares of Senior Stock and before any amount shall be distributed to the holders of Junior Stock, a liquidating distribution (the “Liquidation Distribution”) in an amount equal to the amount such holder of Series B Preferred Stock would have been entitled to receive had such holder converted its shares of Series B Preferred Stock into shares of Common Stock at the Conversion Ratio immediately prior to such Liquidation.

(b) If, upon any Liquidation, the amount payable with respect to the Liquidation Distribution is not paid in full, the holders of the Series B Preferred Stock and any Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to the respective liquidation distributions to which they are entitled.

(c) After the payment in cash or proceeds to the holders of shares of the Series B Preferred Stock of the full amount of the Liquidation Distribution with respect to outstanding shares of Series B Preferred Stock, the holders of outstanding shares of Series B Preferred Stock shall have no right or claim, based on their ownership of shares of Series B Preferred Stock, to the remaining assets of the Corporation, if any. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in the good faith reasonable discretion of the Board or liquidating trustee, as the case may be.

Section 5. Voting.

The holders of outstanding shares of Series B Preferred Stock shall have the following voting rights:

(a) Each share of Series B Preferred Stock shall entitle the holder thereof to voting power equal to 10 shares of Common Stock on all matters submitted to a vote of the shareholders of the Corporation; provided, that to eliminate fractional votes, the votes cast by the shares of Series B Preferred Stock in the aggregate “for” or “against” a matter will be rounded down to the nearest whole vote.

(b) In the event the Corporation shall at any time after declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(c) Except as otherwise provided herein or by the Code or other applicable law, the holders of shares of Series B Preferred Stock, the holders of shares of Series A Preferred Stock, and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the shareholders of the Corporation.

(d) Except as set forth herein or as otherwise required by the Code or other applicable law, the holders of shares of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with the holders of shares of Common Stock as set forth herein) for taking any corporate action.

Section 6. Reservation of Common Stock.

(a) Subject to the Conversion Requirements set forth in Section 8, at any time that any Series B Preferred Stock is outstanding, the Corporation shall from time to time take all lawful action within its control to cause the authorized capital stock of the Corporation to include a number of authorized but unissued shares of Common Stock equal to 11,028,380 shares (for the avoidance of doubt, taking into account any other obligations of the Corporation to reserve Common Stock upon the conversion, exchange or exercise of other securities of the Corporation such that any other reservation may not be counted toward the reservation of Common Stock hereunder) (such authorized but unissued shares, the “Reserved Shares”). If, at any time, the Corporation lacks a sufficient number of Reserved Shares, the Corporation shall use its reasonable best efforts to take all lawful action within its control to effect an amendment to the Certificate of Formation to increase the authorized but unissued shares of Common Stock of the Corporation to provide for a sufficient number of Reserved Shares.

(b) If any shares of Common Stock to be reserved for the purpose of conversion of the Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Corporation shall, at its sole cost and expense, in good faith and as expeditiously as possible following satisfaction of the Conversion Requirements set forth in Section 8, endeavor to secure such registration, listing or approval, as the case may be.

Section 7. Form.

(a) Notwithstanding anything to the contrary herein, the shares of Series B Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book-entry form or, if requested by any holder of the Series B Preferred Stock, such holder’s shares may be issued in certificated form, in each case as permitted by the Bylaws of the Corporation and the Code, and shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”

(b) The duly appointed transfer agent for the Series B Preferred Stock shall be Continental Stock Transfer & Trust Company (the “Transfer Agent”). The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided, that if the Corporation removes Continental Stock Transfer & Trust Company, the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

(c) Transfers of Series B Preferred Stock or any shares of Common Stock issued upon conversion thereof shall be made only upon receipt of proper transfer instructions and, if applicable, the surrender of the certificate representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), from the registered owner or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Corporation may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

Section 8. Conversion.

(a) Following (i) effectiveness of an amendment to the Certificate of Formation to increase the number of authorized shares of Common Stock by at least 50,000,000 shares and (ii) if necessary, approval by the shareholders of the Corporation, in accordance with applicable law and the applicable rules and regulations of the principal national securities exchange on which the Common Stock is then listed for trading (the “National Securities Exchange”), of the issuance of the shares of Common Stock to be issued upon conversion of the Series B Preferred Stock pursuant to this Section 8 (the “Conversion Requirements”), each share of Series B Preferred Stock shall automatically convert into 10 shares of Common Stock (the “Conversion Ratio”).

(b) Any Common Stock delivered as a result of conversion pursuant to this Section 8 following satisfaction of the Conversion Requirements shall be validly issued, fully paid and non- assessable, free and clear of any preemptive right, liens, claims, rights or encumbrances other than those arising under the Code or the Bylaws of the Corporation. Immediately following the settlement of conversion, the rights of the holders of converted Series B Preferred Stock shall cease and the persons entitled to receive shares of Common Stock upon the conversion of shares of Series B Preferred Stock shall be treated for all purposes as having become the owners of such shares of Common Stock. Concurrently with such conversion, the converted shares of Series B Preferred Stock shall cease to be outstanding and shall be canceled, and the shares of Series B Preferred Stock formerly designated pursuant to this Statement of Resolution shall be restored to authorized but unissued shares of Series B Preferred Stock.

(c) If, after the Original Issue Date, the Corporation (i) makes a distribution on its Common Stock in cash, securities (including Common Stock) or other property or assets, (ii) subdivides or splits its outstanding Common Stock into a greater number of Common Stock, (iii) combines or reclassifies its Common Stock into a smaller number of Common Stock or (iv) issues by reclassification of its Common Stock any securities (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person), then the Conversion Ratio in effect at the time of the record date for such distribution or of the effective date of such subdivision, split, combination, or reclassification shall be proportionately adjusted so that the conversion of the Series B Preferred Stock after such time shall entitle the holder to receive the aggregate number of Common Stock (or shares of any securities into which such shares of Common Stock would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such holder would have been entitled to receive if the Series B Preferred Stock had been converted into Common Stock immediately prior to such record date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Corporation is the surviving person, the Corporation shall provide effective provisions to ensure that the provisions in this Statement of Resolution relating to the Series B Preferred Stock shall not be abridged or amended and that the Series B Preferred Stock shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction or event. An adjustment made pursuant to this Section 8(c) shall become effective immediately after the record date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Corporation is the surviving person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(d) Notwithstanding any of the other provisions of this Section 8, no adjustment shall be made to the Conversion Ratio pursuant to Section 8(c) as a result of any of the following:

(i) the grant of Common Stock or options, warrants or rights to purchase Common Stock to employees, officers or directors of the Corporation or its subsidiaries, under compensation plans and agreements approved in good faith by the Board; provided, that in the case of options, warrants or rights to purchase Common Stock, the exercise price per Common Stock shall not be less than the closing price of the Common Stock (as reported by the National Securities Exchange) on the date such option, warrant or other right is issued;

(ii) the issuance of any Common Stock as all or part of the consideration to effect (A) the closing of any acquisition by the Corporation of assets of a third party or (B) the consummation of a merger, consolidation or other business combination of the Corporation with another entity in which the Corporation survives and the Common Stock remain outstanding to the extent such transaction(s) is or are validly approved by the vote or consent of the Board;

(iii) without duplication of Section 8(d)(i) above, the issuance of options, warrants or other rights to purchase Common Stock, or securities exercisable or convertible into or exchangeable for Common Stock (or options, warrants or other rights to purchase any such securities that are exercisable or convertible into or exchangeable for Common Stock, in each case, that are outstanding on the date of first issuance of shares of Series B Preferred Stock); and

(iv) the issuance of securities for which an adjustment is made under another provision of this Section 8.

(e) The Corporation shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of Series B Preferred Stock pursuant hereto. However, the holder of any Series B Preferred Stock shall pay any tax that is due because Common Stock issuable upon conversion thereof is issued in a name other than such holder’s name.

(f) No fractional Common Stock shall be issued upon the conversion of any Series B Preferred Stock. All Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional stock. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Stock, the Corporation shall not issue a fractional Common Stock but shall round the fractional Common Stock to the nearest whole Common Stock (and a 0.5 of a share of Common Stock shall be rounded up to the next higher share of Common Stock).

Section 9. Additional Procedures.

(a) In connection with any conversion pursuant to Section 8, the holder of Series B Preferred Stock must deliver transfer instruments reasonably satisfactory to the Corporation, at the principal office of the Corporation (or such other place mutually acceptable to the holder of Series B Preferred Stock and the Corporation), in accordance with Section 7(c).

(b) On the date of conversion pursuant to Section 8, the number of shares of Common Stock into which the applicable shares of Series B Preferred Stock are converted shall be promptly issued in uncertificated, book-entry form and evidence thereof shall be delivered or, if requested by any holder of the Series B Preferred Stock, such shares of Common Stock may be issued in certificated form and such certificates shall be delivered, to the holder of Series B Preferred Stock thereof or such holder’s designee upon the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to such holder.

Section 10. No Other Rights.

The shares of Series B Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Formation, or as may be provided by law.

Section 11. Other Provisions.

(a) The shares of Series B Preferred Stock shall not be subject to the operation of any retirement or sinking fund.

(b) In case any one or more of the provisions contained in this Statement of Resolution shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Furthermore, in lieu of any such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Statement of Resolution a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be legal, valid and enforceable, unless the requisite parties separately agree to a replacement provision that is valid, legal and enforceable.

(c) Any amendment, modification, waiver or alteration of, or supplement to, this Statement of Resolution shall require approval of a majority of the members of the Board not affiliated with any beneficial owner of the Series B Preferred Stock.

(d) Any payments, issuances or distributions required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. For the purposes of this Statement of Resolution, “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas are authorized or required by law to close. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the holders in accordance with the payment instructions as such holders may deliver by written notice to the Corporation from time to time.

Section 12. Effective Date.

This Statement of Resolution shall become effective on November 1, 2019.

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IN WITNESS WHEREOF, Contango Oil & Gas Company has caused this Statement of Resolution to be duly executed on October 31, 2019.

CONTANGO OIL & GAS COMPANY

By:	/s/ E. Joseph Grady
Name: E. Joseph Grady
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Statement of Resolution]